EXHIBIT 5.1

WebMD Health Corp. 111 Eighth Avenue 7th Floor New York, NY 10011 212.624.3700 Phone

June 15, 2012

WebMD Health Corp.

111 Eighth Avenue

New York, New York 10011

Re:	Registration of Securities of WebMD Health Corp.

Ladies and Gentlemen:

I am the Senior Vice President and Assistant General Counsel of WebMD Health Corp., a Delaware corporation (the “Company”), and have acted as counsel for the Company, in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering up to 1,045,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) that may be issued, from time to time, pursuant to (a) the Non-Qualified Stock Option Agreement between the Company and Cavan Redmond and (b) the Restricted Stock Agreement between the Company and Cavan Redmond (together, the “Plans”).

As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of WebMD or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all original documents and the conformity to originals of all copies of documents.

Based on my review of WebMD’s organizational documents, the Plans and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Shares have been duly authorized for issuance and, when sold, issued and paid for as contemplated by the Plans, the Shares will have been validly and legally issued and will be fully paid and non-assessable under the laws of the State of Delaware.

I express no opinion as to the laws, or any matters governed by any laws, of any jurisdiction other than the laws of the State of Delaware. The opinions herein are based on the laws of the State of Delaware in effect on the date hereof.

I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Respectfully submitted,

/s/ Lewis H. Leicher

Lewis H. Leicher

Senior Vice President and

Assistant General Counsel